SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) November 16, 2004

Registrant, State of Incorporation, Address of
Commission File	Principal Executive Offices and Telephone	I.R.S. employer
Number	Number	Identification Number

1-8788	SIERRA PACIFIC RESOURCES	88-0198358
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

1-4698	NEVADA POWER COMPANY	88-0045330
6226 West Sahara Avenue
Las Vegas, Nevada 89146
(702) 367-5000

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Nevada Power Company

     On November 16, 2004, Nevada Power Company (“NPC”) issued and sold $250 million of its 5 7/8% General and Refunding Mortgage Notes, Series L, due 2015 (the “Series L Notes”). Part of the proceeds of the issuance were used to repay $150 million outstanding under NPC’s Revolving Credit Facility, which amount was borrowed to finance a portion of the purchase price for NPC’s recently acquired 1,200 megawatt natural gas-fired combined-cycle Lenzie Generating Station. The remainder of the proceeds of the issuance will be used to pay fees, costs, expenses and capital expenditures incurred by NPC in connection with the acquisition and the construction of the Lenzie Generating Station and for general corporate purposes. The Series L Notes were issued with registration rights.

Dividend Restriction

     The Series L Notes limit the amount of payments in respect of common stock that NPC may make to its parent, Sierra Pacific Resources (“SPR”); however, that limitation does not apply to payments by NPC to enable SPR to pay its reasonable fees and expenses (including, but not limited to, interest on SPR’s indebtedness and payment obligations on account of SPR’s Premium Income Equity Securities) provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

     The terms of the Series L Notes also permit NPC to make payments to SPR in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the issuance of the Series L Notes.

     In addition, NPC may make payments to SPR in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series L Notes,

•	NPC has a ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series L Notes, plus

•	100% of NPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of NPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of NPC’s investment in certain subsidiaries.

     If the Series L Notes are upgraded to investment grade by both Moody’s Investors Service, Inc. (Moody’s) and Standard & Poor’s Rating Group, Inc. (S&P), these restrictions will be suspended and will no longer be in effect so long as the Series L Notes remain investment grade.

Restriction on Additional Indebtedness

     The terms of the Series L Notes restrict NPC from incurring any additional indebtedness unless:

•	at the time the debt is incurred, the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four quarter period on a pro forma basis is at least 2 to 1, or

•	the debt incurred is specifically permitted under the terms of the Series L Notes, which includes certain credit facility or letter of credit indebtedness, obligations incurred to finance property construction or improvement, indebtedness incurred to refinance existing indebtedness, certain intercompany indebtedness, hedging obligations, indebtedness incurred to support bid, performance or surety bonds, certain letters of credit issued to support NPC’s obligations with respect to energy suppliers, and indebtedness incurred to finance capital expenditures pursuant to NPC’s 2003 Integrated Resource Plan, as amended.

     If the Series L Notes are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the Series L Notes remain investment grade.

Other Restrictions

     Among other things, the Series L Notes also contains restrictions on liens (other than permitted liens, which include liens to secure certain permitted debt) and certain sale and leaseback transactions. There are also limitations on certain fundamental structural changes to NPC and limitations on the disposition of property. In the event of a change of control of NPC, the holders of the Series L Notes are entitled to require that NPC repurchase their Series L Notes for a cash payment equal to 101% of the aggregate principal amount plus accrued and unpaid interest.

Defaults/Acceleration Events

     The terms of the Series L Notes provide that in the event that (1) NPC or any of its restricted subsidiaries defaults with respect to the payment of principal, interest or premium beyond the applicable grace period under any mortgage, indenture or other security instrument relating to debt in excess of $15 million, or (2) a final, unstayed judgment in excess of $15 million is rendered against NPC and remains undischarged for 60 days, the holders of the Series L Notes have the right to require that NPC redeem their Series L Notes, at a price equal to 100% of the aggregate principal amount plus accrued and unpaid interest and liquidated damages, if any, upon notice given by at least 25% of the outstanding noteholders. Since the Series L Notes were issued under NPC’s General and Refunding Mortgage Indenture, a failure to redeem the Series L Notes would trigger a default with respect to all of the securities issued under NPC’s General and Refunding Mortgage Indenture.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources

(Registrant)

Date: November 17, 2004	By: /s/ John E. Brown

John E. Brown
Controller

Nevada Power Company

(Registrant)

Date: November 17, 2004	By: /s/ John E. Brown

John E. Brown
Controller